As filed with the Securities and Exchange Commission on May 26, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Financial Institutions, Inc.

(Exact name of registrant as specified in its charter)

New York	16-0816610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 Liberty Street Warsaw, New York	14569
(Address of Principal Executive Offices)	(Zip Code)

Financial Institutions, Inc. 2015 Long-Term Incentive Plan

(Full title of the plan)

William L. Kreienberg, Esq.

Executive Vice President and General Counsel

220 Liberty Street

Warsaw, New York 14569

(Name and address of agent for service)

(585) 786-1100

(Telephone number, including area code, of agent for service)

With a copy to:

Craig S. Wittlin, Esq.

Alexander R. McClean, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

Tel: (585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $.01 per share	458,694 shares (2)	$23.71	$10,875,635	$250.86 (4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to stock splits, stock dividends, recapitalizations and similar transactions.
(2)	Represents 438,076 remaining shares available for issuance under the 2009 Management Stock Incentive Plan and the 2009 Directors’ Stock Incentive Plan (the “Prior Plans”) at the time the Financial Institutions, Inc. 2015 Long-Term Incentive Plan (the “LTIP”) was approved by the holders of the Registrant’s stock and 20,618 shares subject to outstanding equity awards under the Prior Plans, which the Registrant reasonably estimates may become available for future grant under the LTIP as a result of the expiration, termination, cancellation, forfeiture or settlement in case of such awards under the Prior Plans.
(3)	Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices reported on the NASDAQ Global Select Market as of May 21, 2015.
(4)	Pursuant to Rule 457(p) under the Securities Act of 1933, a portion of the registration fee is offset by: (i) registration fees of $262.52 previously paid with respect to 118,884 unissued shares of Common Stock that were registered pursuant to a Registration Statement on Form S-8 (No. 333-172651) and (ii) registration fees of $750.37 previously paid with respect to 339,810 unissued shares of Common Stock that were registered pursuant to a Registration Statement on Form S-8 (No. 333-172652), each filed by the Registrant on March 7, 2011, (the “Prior S-8s”). Pursuant to Rule 457(p), the $1,263.75 Registration Fee for this Registration Statement on Form S-8 is offset against the $1,012.89 Registration Fee previously paid in connection with such unsold securities on the Prior S-8s. As a result, a Registration Fee of $250.86 is being paid herewith.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the LTIP as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Such documents are not being filed with the Securities and Exchange Commission but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission by the Company are incorporated by reference into this registration statement:

1.	our annual report on Form 10-K for the year ended December 31, 2014 (including the information specifically incorporated by reference into such report from our Definitive Proxy Statement on Schedule 14A, filed on March 25, 2015);

2.	our current reports on Form 8-K filed on January 20, 2015, February 25, 2015, April 10, 2015, April 15, 2015, and May 8, 2015; and

3.	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 23, 1999.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Nothing in this registration statement shall be deemed to incorporate information furnished, but not filed, with the Securities and Exchange Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the “NYBCL”), the Registrant has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provision of the NYBCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the NYBCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

As permitted by Section 721 of the NYBCL, our Amended and Restated By-laws, as amended, provide that we shall indemnify our officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by us in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

Article SEVENTH of our Amended and Restated Certificate of Incorporation, as amended, provides that none of our directors shall be held personally liable to us or our shareholders for damages for any breach of duty in his or her capacity as a director unless a judgment or other final adjudication adverse to him or her establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) he or she personally gained in fact a financial profit or other advantage to which he or she as not legally entitled, or (iii) his or her acts violated Section 719 of the NYBCL.

In addition, we have purchased insurance policies which provide coverage for our directors and officers in certain situations where we cannot directly indemnify such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Warsaw, State of New York, on May 26, 2015.

FINANCIAL INSTITUTIONS, INC.

/s/ Martin K. Birmingham
Martin K. Birmingham
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin K. Birmingham or Kevin B. Klotzbach, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Martin K. Birmingham Martin K. Birmingham	Director, President and Chief Executive Officer (Principal Executive Officer)	May 20, 2015

/s/ Kevin B. Klotzbach Kevin B. Klotzbach	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2015

/s/ Michael D. Grover Michael D. Grover	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 20, 2015

/s/ Karl V. Anderson, Jr. Karl V. Anderson, Jr.	Director	May 20, 2015

/s/ John E. Benjamin John E. Benjamin	Director	May 20, 2015

Signatures	Title	Date

/s/ Andrew W. Dorn, Jr. Andrew W. Dorn, Jr.	Director	May 20, 2015

/s/ Robert M. Glaser Robert M. Glaser	Director	May 20, 2015

/s/ Samuel M. Gullo Samuel M. Gullo	Director	May 20, 2015

/s/ Susan R. Holliday Susan R. Holliday	Director	May 20, 2015

/s/ Erland E. Kailbourne Erland E. Kailbourne	Director	May 20, 2015

/s/ Robert N. Latella Robert N. Latella	Director, Chairman	May 22, 2015

/s/ James L. Robinson James L. Robinson	Director	May 20, 2015

James H. Wyckoff	Director	May 20, 2015

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

4.1	Amended and Restated Certificate of Incorporation of the Company is incorporated herein by reference to Exhibits 3.1, 3.2 and 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2008

4.2	Amended and Restated Bylaws of the Company are incorporated herein by reference to Exhibit 3.4 to our Annual Report on Form 10-K for the year ended December 31, 2008

*4.3	2015 Long-Term Incentive Plan

*5.1	Opinion of Harter Secrest & Emery LLP

*23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

*23.2	Consent of KPMG LLP

*24	Power of Attorney (included in the signature pages to the Registration Statement).

*	Exhibits filed with this registration statement.